EXHIBIT 10.5




                         EXECUTIVE EMPLOYMENT AGREEMENT


          EXECUTIVE EMPLOYMENT AGREEMENT, made as of ______, 1996 by and between CAPSTAR HOTEL COMPANY, a Delaware corporation (the "Company") and CAPSTAR MANAGEMENT CO., L.P., a Delaware limited partnership of which the Company is the general partner (the "Subsidiary"), and PAUL W. WHETSELL (the "Executive"), an individual residing at 5715 Cromwell Drive, Bethesda, MD 20816.

          The Company and the Subsidiary desire to employ the Executive in the capacities of President and Chief Executive Officer, and the Executive desires to be so employed, on the terms and subject to the conditions set forth in this agreement (the "Agreement");

          Now, therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration the parties hereto hereby agree as follows:

          1.   Employment; Term.   The Company and the Subsidiary each hereby
               ----------------
employ the Executive, and the Executive agrees to be employed by the Company and the Subsidiary, upon the terms and subject to the conditions set forth herein, for a term commencing on the date of this Agreement (the "Commencement Date") and terminating on December 31, 1999 unless terminated earlier in accordance with Section 5 of this Agreement; provided, that such term shall automatically be extended from time to time for additional periods of one calendar year from the date on which it would otherwise expire unless the Executive, on one hand, or the Company and the Subsidiary, on the other, gives notice to the other party or parties not less than 120 days prior to such date that it elects to permit the term of this Agreement to expire without extension on such date. (The initial term of this Agreement as the same may be extended in accordance with the terms of this Agreement is hereinafter referred to as the "Term").

          2.   Positions; Conduct.
               ------------------

          (a) During the Term, the Executive will hold the titles and offices of, and serve in the positions of, President and Chief Executive Officer of the Company and the Subsidiary. The Executive shall report to the Board of Directors of the Company and the Subsidiary and shall perform such specific duties and services of a chief executive nature (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as they shall reasonably request consistent with the Executive's positions.

          (b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and the Subsidiary and to faithfully and diligently









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perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the approval of the Board of Directors of the Company, as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or the Subsidiary or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement; and provided, further, that nothing in this Agreement shall prohibit the Executive from engaging in those activities described on Schedule A annexed hereto (the "Exempted Activities").

          (c) The Executive's office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company which shall be in the Washington, D.C. metropolitan area. Under no circumstances shall the Executive be required to relocate from the Washington, D.C. metropolitan area or provide services under this Agreement in any other location other than in connection with reasonable and customary business travel. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services consistent with his positions as Chief Executive Officer and President and with his duties and responsibilities hereunder.

          3.   Board of Directors; Committees.  While it is understood that the
               ------------------------------
right to elect directors of the Company is by law vested in the stockholders and directors of the Company, it is nevertheless mutually contemplated that, subject to such rights, during the Term the Executive will serve as a member and as Chairman of the Company's Board of Directors and as a member and act as Chairman of its Investment Committee.

          4.   Salary; Additional Compensation; Perquisites and Benefits.
               ---------------------------------------------------------

          (a) During the Term, the Company and the Subsidiary will pay the Executive a base salary at an annual rate of not less than $225,000 per annum, subject to annual review by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and in the discretion of such Committee, increased from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in periodic installments in accordance with the Company's standard practice, but not less frequently than semi-monthly.

          (b) For each fiscal year during the Term, the Executive will be eligible to receive a bonus under Company's Management




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Bonus Plan or such other plan adopted from time to time.  The award and amount of such bonus shall be based upon the Compensation Committee's determination of actual performance as measured against goals which goals shall give the Executive the opportunity to earn a bonus of up to 100% of his base salary. The Executive shall receive a bonus of not less than $___,___ for the year ending December 31, 1996.

          (c) During the Term, the Executive will participate in all plans now existing or hereafter adopted by the Company or the Subsidiary for the management employees or the general benefit of the their employees, such as bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers. To the extent permitted by law, the Executive shall be given credit for his years of service to any predecessor entity of the Company in determining all waiting periods and vesting periods under such plans.

          (d) The Executive shall be eligible for stock option grants from time to time pursuant to the Company's 1996 Equity Incentive Plan in accordance with the terms thereof. The Committee designated in accordance with such plan has granted to the Executive, effective on the Commencement Date, options to purchase [___,___] shares of the common stock of the Company at an exercise price equal to the initial public offering price of such stock. Subject to the terms of Section 6(f) of this Agreement as to the acceleration of vesting of stock options, such options shall vest as follows:

     First anniversary of the Commencement Date.. 33-1/3% vested
     Second anniversary of the Commencement Date. 66-2/3% vested
     Third Anniversary of the Commencement Date.. 100% vested

Such options shall be exercisable, subject to vesting, for ten years from the date of grant and in all other respects shall be subject to the terms and conditions of the 1996 Equity Incentive Plan.

          (e) The Company, at its sole cost, shall provide the Executive with a life insurance policy with a death benefit of at least $2,000,000 payable to a beneficiary designated by the Executive and a disability policy which, upon a determination of the Executive's Disability (as hereinafter defined) pays at least $2,000,000 to the Executive.

          (f) The Company and the Subsidiary will reimburse the Executive, in accordance with their standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.




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          (g)  The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time in effect for senior executives, which in any event shall not be less than a total of four weeks per calendar year.

          (h) The Executive shall be granted a car allowance of up to $___ per month for the lease of an automobile to be leased by the Company for the use of the Executive.

          (i) In the event that any accelerated vesting of the Executive's rights with respect to stock options, restricted stock or any other benefit or compensation results in the imposition of an excise tax payable by the Executive under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of
Section 280G(b) of the Internal Revenue Code, The Company shall make a cash payment to the Executive in the amount of such taxes and shall also make a cash payment to the Executive in an amount equal to the total of federal, state and local income and excise taxes for which the Executive may be liable on account of the cash payments made under this section.

          (k) The Company and the Subsidiary shall indemnify the Executive to the fullest extent permitted under the laws of their respective jurisdictions of formation and shall each enter into separate agreements with respect thereto with the Executive simultaneously with the execution of this Agreement.

          5.   Termination.
               -----------

          (a) The Term will terminate upon the Executive's death or, upon notice by the Company or the Executive to the other, in the case of a determination of the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if they cannot agree as to a physician, then each shall select a physician and these two together shall select a third physician whose determination of Disability shall be binding on the Executive and the Company. Should the Executive become incapacitated, his employment shall continue and all base and other compensation due the Executive hereunder shall continue to be paid through the date upon which the Executive's employment is terminated for Disability in accordance with this section.

          (b) The Term may be terminated by the Company upon notice to the Executive upon the occurrence of any event constituting "Cause" as defined herein.








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          (c)  The Term may be terminated by the Executive upon notice to the
Company (i) within six months of the occurrence of any event constituting "Good Reason" as defined herein or (ii) within six months of a "Change of Control" as defined herein.

          6.   Severance.
               ---------

          (a) If the Term is terminated by the Company for Cause, or if the Executive terminates his employment other than pursuant to Sections 5(a) or 5(c), the Company and the Subsidiary will pay to the Executive an aggregate amount equal to the Executive's accrued and unpaid base salary through the date of such termination, additional salary payments in lieu of the Executive's accrued and unused vacation time, unreimbursed business expenses, unreimbursed medical, dental and other employee benefit expenses in accordance with the applicable plans, and any and all other benefits provided under the terms of applicable employee plans to terminated employees (the "Standard Termination Payments").

          (b) If the Term is terminated upon the Executive's death or Disability, the Company and the Subsidiary will pay to the Executive's estate or the Executive, as the case may be, the Standard Termination Payments and all death or disability payments or other employee benefits under their employee benefit plans.

          (c) Subject to Section 6(d), if the Company terminates the Executive's employment under this Agreement without Cause or other than by reason of his death or Disability, in addition to any other remedies available, or if the Executive terminates his employment hereunder for Good Reason, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the product of (Y) an amount equal to the Executive's total cash compensation for the previous fiscal year (but in no event less than $225,000) and (Z) the greater of the number of full and fractional years then remaining in the Term or the number two and (iii) continue in effect the Executive's benefits under Sections 4(c), 4(d), 4(e) and 4(h) or their equivalent for a period equal to the greater of two years or the then remaining Term.

          (d) If, following a Change in Control, the Executive terminates his employment hereunder pursuant to Section 5(c) or, within one year following such Change in Control, (A) the Company terminates the Executive's employment under this Agreement without Cause or other than by reason of his death or Disability, in addition to any other rights which the Executive may have under law or otherwise, or (B) the Executive terminates his employment hereunder for Good Reason, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the product of (Y) an amount equal to the Executive's total cash compensation for the previous fiscal year (but in no event less than $225,000) and (Z) the greater of the







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number of full and fractional years then remaining in the Term or the number three and (iii) continue in effect the Executive's benefits under Section 4(c) with respect to life, health and insurance plans or their equivalent for a period equal to the greater of two years or the then remaining Term.

          (e) If at any time the Term is not extended pursuant to the proviso to Section 1 as a result of the Company or Subsidiary giving notice thereunder that it elects to permit the term of this Agreement to expire without extension, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the product of (Y) an amount equal to the Executive's total cash compensation for the previous fiscal year (but in no event less than $225,000) and (Z) the number two and (iii) continue in effect the Executive's benefits under Section 4(c) with respect to life, health and insurance plans or their equivalent for two years; provided, however, that the Executive shall not be entitled to any payments or benefits under clauses (ii) or (iii) of this Section 6(e) if the Executive has given notice of his election to let this Agreement expire pursuant to the aforementioned proviso.

          (f) Upon the termination of the employment of the Executive hereunder for any reason, other than (i) termination by the Company for Cause or (ii) termination by the Executive other than pursuant to Section 5(a) or 5(c), (Y) all options granted to the Executive shall immediately vest and be exercisable and (Z) all Company imposed restrictions on restricted stock issued to the Executive shall be terminated.

          (g)   As used herein, the term "Cause" means:

     (i) the Executive's willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement, if such breach is not cured within 30 days after notice thereof to the Executive by the Company, which notice shall state that such conduct shall, without cure, constitute Cause and makes specific reference to this Section 6(g);

     (ii) any willful and intentional act of the Executive involving fraud, theft, embezzlement or dishonesty affecting the Company or the Subsidiary; or

     (iii)  the Executive's conviction of (or a plea of nolo contendere to) an
                                                        ---- ----------
     offense which is a felony in the jurisdiction involved.

          (h)   As used herein, the term "Good Reason" means:

     (i) assignment of the Executive of duties materially inconsistent with the Executive's positions as described in



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     Section 2(a);

     (ii)  the Executive's being removed from either such position;

     (iii) the change in the location of the Company's principal executive offices to a location outside the Washington, D.C. metropolitan area without the Executive's consent which may be withheld at his sole discretion;

     (iv) any material breach of this Agreement by the Company or the Subsidiary which is continuing; or

     (v) the failure of the Executive to be elected as a member and Chairman of the Board of Directors of the Company or a member of its Investment Committee or the removal of the Executive from either such position.

          (i) As used herein, the term "Change in Control" means the occurrence of any one of the following events:

     (i) any "person", as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, other than Acadia Partners L.P. and its Affiliates becomes a "beneficial owner", as such term is used in Rule 13d-3 promulgated under such Act, of 35% or more of the Voting Stock of the Company or the majority of the Board of Directors of the Company or the Subsidiary consists of individuals other than Incumbent Members, which shall mean the members of such Boards on the Commencement Date; provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

     (ii) the Company adopts a plan of liquidation providing for the distribution of all or substantially all of the assets of the Company on a consolidated basis;

     (iii) The Company or the Subsidiary merges or combines with another company and, immediately thereafter, the stockholders of the Company immediately prior to such merger or combination hold, directly or indirectly, 50% or less of the Voting Stock and other ownership interests of the surviving entity or entities;

     (iv) the Company or the Subsidiary sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions; or

     (v)  the Company ceases to act as the general partner of the Subsidiary.









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As used herein, an Affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by or is under common control with the person or other entity specified (including without limitation any investment entity managed by the person or other entity specified or a person or entity that directly or indirectly controls, is controlled by or under common control with the person or other entity specified). As used herein, "Voting Stock" means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors or their equivalent.

          (j) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 6 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company and the Subsidiary under this
Section 6.

          7.   Confidential Information.
               ------------------------

          (a) The Executive acknowledges that the Company and its subsidiaries or affiliated ventures ("Company Affiliates") own and have developed and compile, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term and for a period of three years thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company Affiliates.

          (b) As used herein, the term "Confidential Information" means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned, developed or possessed by a Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public








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subsequent to its disclosure to the Executive through no wrongful act of the
Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto or (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company's sole expense, in seeking a protective order or other appropriate protection of such information).

          8.   Restrictive Covenants.
               ---------------------

          (a) The Executive agrees that during his employment hereunder and for a period of twelve months thereafter the Executive will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business in the Territory. As used herein the term "Competing Business" means the ownership or operation of any hotel property and the term "Territory" means world-wide. Notwithstanding the foregoing, nothing in this Agreement shall limit or prohibit the Executive from engaging in the Exempted Activities.

          (b) The Executive agrees that during his employment hereunder and for a period of twenty-four months thereafter he will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of the Term was an employee of a Company Affiliate (other than a person whose employment with such Company Affiliate has been terminated by such Company Affiliate), to become employed by any person, firm or corporation.

          9.   Specific Performance.
               --------------------

          (a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company Affiliates would sustain irreparable harm in the event of a violation by the Executive of Section 7 or 8 hereof. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened




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breach, including the recovery of damages.

          (b) If any of the restrictions on activities of the Executive contained in Sections 7 or 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope or activity of subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

          (c) Notwithstanding anything in this Agreement to the contrary, in the event that the Company or the Subsidiary fails to make any payment of any amounts or provide any of the benefits to the Executive when due as called for under Section 6 of this Agreement and such failure shall continue for twenty
(20) days after notice thereof from the Executive, all restrictions on the activities of the Executive under Sections 7 and 8 shall be immediately and permanently terminated.

          10.  Withholding.  The parties agree that all payments to be made to
               -----------
the Executive by the Company and the Subsidiary pursuant to the Agreement shall be subject to all applicable withholding obligations of such company.

          11.  Notices.  All notices required or permitted hereunder shall be in
               -------
writing and shall be deemed given and received when delivered personally, four days after being mailed if sent by registered or certified mail, postage pre-paid, or by one day after delivery if sent by air courier (for next-day delivery) with evidence of receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

          If to the Executive, to:

          Mr. Paul W. Whetsell
          5715 Cromwell Drive
          Bethesda, MD 20816

          If to the Company or any Company Affiliate, to:

          CapStar Hotels Investors, Inc.
          1010 Wisconsin Avenue,N.W.
          Washington, D.C. 20007
          Attention:  Chief Operating Officer

or to any other address of which such party may have given notice to the other parties in the manner specified above.

          12.  Miscellaneous.
               -------------







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







          (a) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company and the Subsidiary hereunder will be binding upon and run in favor of their respective successors and assigns.

          (b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of [Delaware].

          (c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Washington, D.C. by a single neutral arbitrator who shall be a retired federal or state court judge in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the Executive of Section 7 or 8 hereof, the Company and the Subsidiary shall be entitled to seek injunctive relief from a court of competent jurisdiction without the requirement to seek arbitration.

          (d) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     `    (e)  The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

          (f) The Company and the Subsidiary shall reimburse the Executive for all costs incurred by the Executive in any proceeding for the successful enforcement of th terms of this Agreement, including without limitation all costs of investigation and reasonable attorneys fees and expenses.

          (g) This Agreement supersedes any existing employment agreements between the Employee and the Company and any of its Affiliates all of which shall be terminated upon the effective date of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              EXECUTIVE:


                              _________________________
                              Paul W. Whetsell








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                              COMPANY:

                              CAPSTAR HOTEL COMPANY

                              By:______________________


                              SUBSIDIARY:

                              CAPSTAR MANAGEMENT CO., L.P.
                              By: CapStar Hotels Investors, Inc.,
                                  as general partner


                                  By:______________________









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







                                   SCHEDULE A

     The Exempted Activities shall mean acting as a director, officer and shareholder of CapStar Hotels, Inc. and Latham Hotels, Inc. and their respective subsidiaries in connection with their general affairs and in connection with the ownership, management, financing and sale of their interests (and the interests of entities in which they are general partners or principals) in the following hotels.

     1.  Inn at Morro Bay, Morro Bay, California
     2.  Residence Inn, Orange California
     3.  Sheraton Inn Denver Airport, Denver, Colorado
     4.  Ramada Inn, Slidell, Louisiana
     5.  Cranwell Resort, Lenox, Massachusetts
     6.  Holiday Inn Sports Complex, Kansas City, Missouri
     7.  Radisson Inn North Country, West Lebanon, New Hampshire
     8.  Holiday Inn, Tinton Falls, New Jersey
     9.  Ramada Hotel LaGuardia Airport, Queens, New York
     10. Latham Hotel, Philadelphia, Pennsylvania
     11. Best Western Johnny Appleseed, Fredricksburg, Virginia
     12. Quality Inn Shenandoah Valley, New Market, Virginia





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